Exhibit 14.2

GAUCHO group HOLDINGS, inc.

AUDIT COMMITTEE CHARTER

Adopted by the Board of Directors on December 6, 2017 and adopted as amended on March 25, 2021

The Audit Committee (the “Committee”) is a standing committee of Gaucho Group Holdings, Inc.’s (the “Company”) Board of Directors.

The purpose of the Committee is to oversee the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements. The primary role of the Committee is to oversee the financial reporting and disclosure process. To fulfill this obligation, the Committee relies on: management for the preparation and accuracy of the Company’s financial statements; for establishing effective internal controls and procedures to ensure the Company’s compliance with accounting standards, financial reporting procedures and applicable laws and regulations; and the Company’s independent auditors for an unbiased, diligent audit or review, as applicable, of the Company’s financial statements and the effectiveness of the Company’s internal controls. The members of the Committee are not employees of the Company and are not responsible for conducting the audit or performing other accounting procedures.

The Committee will report to the stockholders in the Company’s annual information statement or proxy statement. The Committee will keep an open line of communication between the Committee, the independent accountant, the internal auditor and financial management.

In carrying out its responsibilities, the Committee believes that the policies and procedures delineated in this Charter should remain flexible in order to react to changing business and regulatory requirements.

A.	MEMBERSHIP

1. Independence. The Committee will be composed of at least three independent directors who are not officers or employees of the Company or its subsidiaries and who meet the definition of “independent” as set forth in Rules 5605(a)2) and 5605(c)(2)(A) of the Nasdaq Listing Rules and Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). No member of the Committee can have participated in the preparation of the Company’s or any of its subsidiaries’ financial statements at any time during the past three years.

2. Accounting Expertise. Each member of the Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. At least one member of the Committee must have past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background that leads to financial sophistication. At least one member of the Committee must be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. A person who satisfies this definition of audit committee financial expert will also be presumed to have financial sophistication.

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3. Service on Other Boards. No member of the Committee may serve simultaneously on the audit committee of more than two other public companies. In addition, the chairman of the Committee may not serve simultaneously on the audit committee of more than one other public company.

4. Appointment. The members of the Committee shall be appointed by the Board. The members of the Committee shall serve for such term or terms as the Board may determine or until earlier resignation or death. The Board may remove any member from the Committee at any time with or without cause.

5. Funding. The Committee shall receive appropriate funding from the Company, as determined by the Committee in its capacity as a committee of the Board, for the payment of compensation to the Company’s independent auditors, any other accounting firm engaged to perform services for the Company, any outside counsel and any other advisors to the Committee.

6. Operations and Structure. The Board shall designate a member of the Committee as the chairperson. The Committee shall meet at least eight times a year at such times and places as it deems necessary to fulfill its responsibilities. The Committee shall report after each committee meeting to the Board on its discussions and actions, including any significant issues or concerns that arise at its meetings, and shall make recommendations to the Board as appropriate. The Committee is governed by the same rules regarding meetings (including meetings in person or by telephone or other similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.

7. Participation in Committee Meetings. The Committee shall meet separately, and periodically, with management, members of the Company’s internal audit department, and representatives of the Company’s independent auditors, and shall invite such individuals to its meetings as it deems appropriate, to assist in carrying out its duties and responsibilities. However, the Committee shall meet regularly without such individuals present.

8. Charter. The Committee shall annually review and assess the adequacy of this Charter with the Board and recommend any changes to the Board.

9. Evaluation. The Committee shall annually conduct a self-evaluation of the performance of the Committee and its activities and communicate the results to the Board.

B.	DUTIES & RESPONSIBILITIES

In furtherance of the Committee’s purpose, the Committee shall have the following duties and responsibilities:

1. Independent Auditors. The sole discretion to (a) select and retain an independent registered public accounting firm to act as the Company’s independent auditors for the purpose of auditing the Company’s annual financial statements, books, records, accounts and internal controls over financial reporting; (b) set the compensation of the Company’s independent auditors; (c) oversee the work done by the Company’s independent auditors; and (d) terminate the Company’s independent auditors, if necessary.

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2. Other Accountants. To select, retain, compensate, oversee and terminate, if necessary, any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

3. Pre-Approval. To approve all audit engagement fees and terms; and to pre-approve all audit and permitted non-audit and tax services that may be provided by the Company’s independent auditors or other registered public accounting firms, and establish policies and procedures for the Committee’s pre-approval of permitted services by the Company’s independent auditors or other registered public accounting firms on an on-going basis.

4. Report on Quality Control and Independence. At least annually, to obtain and review a report by the Company’s independent auditors that describes: (a) the accounting firm’s internal quality control procedures; (b) any issues raised by the most recent internal quality control review, peer review or Public Company Accounting Oversight Board review or inspection of the firm or by any other inquiry or investigation by governmental or professional authorities in the past five years regarding one or more audits carried out by the firm and any steps taken to deal with any such issues; (c) all relationships between the firm and the Company or any of its subsidiaries; and to discuss with the independent auditors this report and any relationships or services that may impact the objectivity and independence of the auditors.

5. Evaluation and Rotation. At least annually, to evaluate the qualifications, performance and independence of the Company’s independent auditors, including an evaluation of the lead audit partner; and to assure the regular rotation of the lead audit partner at the Company’s independent auditors and consider regular rotation of the accounting firm serving as the Company’s independent auditors.

6. Discussion of the Audit. To review and discuss with the Company’s independent auditors (a) the auditors’ responsibilities under generally accepted auditing standards and the responsibilities of management in the audit process; (b) the overall audit strategy; (c) the scope and timing of the annual audit; (d) any significant risks identified during the auditors’ risk assessment procedures; and (e) when completed, the results, including significant findings, of the annual audit.

7. Accounting Report. To review and discuss with the Company’s independent auditors: (a) all critical accounting policies and practices to be used in the audit; (b) all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, the ramifications of the use of such alternative treatments and the treatment preferred by the auditors; and (c) other material written communications between the auditors and management.

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8. Audit Problems. To review and discuss with the Company’s independent auditors and management: (a) any audit problems or difficulties, including difficulties encountered by the Company’s independent auditors during their audit work (such as restrictions on the scope of their activities or their access to information); (b) any significant disagreements with management; and (c) management’s response to these problems, difficulties or disagreements; and to resolve any disagreements between the Company’s auditors and management.

9. Financial Statement Issues. To review with management and the Company’s independent auditors: any major issues regarding accounting principles and financial statement presentation, including any significant changes in the Company’s selection or application of accounting principles; any significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including the effects of alternative GAAP methods; and the effect of regulatory and accounting initiatives and off-balance sheet structures on the Company’s financial statements.

10. Related Party Information and the Audit. To keep the Company’s independent auditors informed of the Committee’s understanding of the Company’s relationships and transactions with related parties that are significant to the Company; and to review and discuss with the Company’s independent auditors the auditors’ evaluation of the Company’s identification of, accounting for, and disclosure of its relationships and transactions with related parties, including any significant matters arising from the audit regarding the Company’s relationships and transactions with related parties.

11. Internal Controls. To review with management, and the Company’s independent auditors the adequacy and effectiveness of the Company’s internal controls, including any significant deficiencies or material weaknesses in the design or operation of, and any material changes in, the Company’s internal controls and any special audit steps adopted in light of any material control deficiencies, and any fraud involving management or other employees with a significant role in such internal controls.

12. Other Communications with the Auditors. To review and discuss with the Company’s independent auditors any other matters required to be discussed by applicable auditing standards/PCAOB Auditing Standards No. 1301, Communications with Audit Committees, including, without limitation, the auditors’ evaluation of the quality of the company’s financial reporting, information relating to significant unusual transactions and the business rationale for such transactions and the auditors’ evaluation of the company’s ability to continue as a going concern.

13. Required Audit Disclosure and Audit Committee Report. To recommend to the Board that the audited financial statements and the MD&A section be included in the Company’s Form 10-K and produce the audit committee report, if required to be included in the Company’s proxy statement.

14. Quarterly Financial Information. To review and discuss with the Company’s independent auditors and management the Company’s quarterly financial statements and the disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to be included in the Company’s quarterly report on Form 10-Q before the Form 10-Q is filed.

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15. Complaints. To select and oversee the Company’s compliance officer who will report to the Committee in carrying out established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

16. Risk Oversight. To review and discuss with management the risks faced by the Company and the policies, guidelines and process by which management assesses and manages the Company’s risks, including the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

17. Related Party Transactions. To review, oversee and make recommendations to disinterested members of the full Board any transaction between the Company and any related person (as defined in Item 404 of Regulation S-K) and any other potential conflict of interest situations on an ongoing basis, in accordance with Company policies and procedures, and to develop policies and procedures for the Committee’s approval of related party transactions.

18. Outside Advisors. The Committee shall have the authority, in its sole discretion, to retain and obtain the advice and assistance of independent outside counsel and such other advisors as it deems necessary to fulfill its duties and responsibilities under this Charter. The Committee shall set the compensation, and oversee the work, of any outside counsel and other advisors.

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